EXHIBIT 21

                         Subsidiaries of the Registrant


                                              State or Other
                                              Jurisdiction of        Percentage
                                              Incorporation          Ownership
                                              -------------          ---------

Parent
------

First South Bancorp, Inc.                        Virginia

Subsidiary
----------

First South Bank                              North Carolina              100%

First South Preferred Trust I                    Delaware                 100%

Subsidiaries of First South Bank
--------------------------------

First South Investments, Inc.                 North Carolina              100%

First South Leasing, LLC                      North Carolina              100%